EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders of Individual Investor Group, Inc.

We consent to the incorporation by reference in Registration Statements Nos. 33-74846 and 333-89933 on Form S-3 and Registration Statements Nos. 33-72266, 33-85910, 333-17697 and 333-89939 on Form S-8 of Individual Investor Group, Inc. and subsidiaries of our report dated March 26, 2002, appearing in this Annual Report on Form 10-KSB of Individual Investor Group, Inc. and subsidiaries for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York

April 1, 2002